EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Wyndham Worldwide Corporation on Form S-8 (No. 333-136090) of our report dated June 22, 2017, on our audits of the financial statements of the Wyndham Worldwide Corporation Employee Savings Plan as of December 31, 2016 and 2015, and for the year ended December 31, 2016, and of the supplemental schedules of the Wyndham Worldwide Corporation Employee Savings Plan as of and for the year ended December 31, 2016, which report is included in this Annual Report on Form 11-K to be filed on or about June 22, 2017.

/s/ EISNERAMPER LLP
Iselin, New Jersey
June 22, 2017